SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC.
 (the "Fund")


Secretary's Certificate

        The undersigned certifies that he is the Secretary of the Fund, and that, as such, he is authorized to execute this certificate on behalf of the Fund and further certifies on behalf of the Fund that following are a true and complete copy of resolutions duly adopted by the Board of Directors of the Fund on September 15, 2005 and such resolutions have not been rescinded or amended and remain in full force and effect on the date hereof:


                    RESOLVED, that it is determined that the Bond coverage in the aggregate amount of $24 million for larceny and embezzlement under the agreement jointly insuring the Fund, the other investment companies in the Seligman Group, Seligman Advisors, Inc., J. & W. Seligman & Co. Incorporated Matched Accumulation Plan, Seligman Data Corp. and Seligman Data Corp. Employees Thrift Plan as primary assureds, is reasonable and is approved as to amount, type, form and coverage;


                FURTHER RESOLVED, that the portion of the premium to be paid for the Bond by the Fund, as proposed to the board of Directors, be, and hereby is, approved;


                FURTHER RESOLVED, that the agreement among the Insured Entities governing the recovery to be made by such Insured Entities in respect of any covered loss, as provided by Rule 17g-1(f) under the Investment Company Act of 1940, as amended, be, and hereby is, approved with respect to the Fund;


                FURTHER RESOLVED, that each of the Vice Presidents, the Treasurer, the Secretary and Assistant Secretaries of the Fund, is designated as an officer who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1 under Section 17(g) of the Investment Company Act of 1940; and



                FURTHER RESOLVED, that the proper officers of the Fund be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Fund, to file and record any agreements, certificates and all such other documents, and to take any and all such other actions as they or any of them may deem necessary or desirable to effectuate fully the purposes of the foregoing resolutions and the transactions contemplated thereby.


IN WITNESS WHEREOF, I have set my hand, on behalf of each Fund, as of the 17th day of July, 2006.



                                                        /s/ Frank Nasta
                                                                Frank J. Nasta